EXHIBIT 3.1.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE IMMUNE RESPONSE CORPORATION
     The Immune Response Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That the Board of Directors of the Company has duly adopted resolutions (i) authorizing the Company to execute and file with the Secretary of State of the State of Delaware an amendment of the Company’s Certificate of Incorporation; and (ii) declaring such amendment to be advisable and recommended for approval by the Stockholders of the Company.
     SECOND: That, thereafter, the Stockholders of said Company approved the amendment at a duly called, noticed and held special meeting of Stockholders.
     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and Stockholders of the Company.
     FOURTH: That the capital of the Company shall not be reduced under or by reason of said amendment.
     FIFTH: That Section (A) of Article IV of the Certificate of Incorporation shall be amended such that, as amended, said section shall read in its entirety as follows:
     “(A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Billion Five Hundred Ten Million (3,510,000,000), of which Three Billion Five Hundred Million (3,500,000,000) shares of the par value of One-Fourth of One Cent ($.0025) each shall be Common Stock (the “Common Stock”) and Ten Million (10,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).”
     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be executed by Michael Green, its Chief Operating Officer and Chief Financial Officer, this 11th day of April, 2006.

THE IMMUNE RESPONSE CORPORATION
By:	/s/ Michael Green
	Name:	Michael Green
	Title:	Chief Operating Officer and Chief Financial Officer